Exhibit 99.1

ATLAS PIPELINE PARTNERS, L.P.

CLOSES ON ACQUISITION OF TEAK MIDSTREAM

Philadelphia, PA, May 7, 2013 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”, “Atlas Pipeline”, or the “Partnership”) announced today that the Partnership has closed on its previously announced purchase of TEAK Midstream, L.L.C. (“TEAK Midstream” or “TEAK”), a private midstream company. The effective date of the acquisition was April 1, 2013. Final cash consideration for TEAK totaled $1.0 billion, subject to working capital and other adjustments contemplated by the Purchase and Sale Agreement.

Eugene Dubay, Chief Executive Officer of the Partnership, commented, “As I mentioned in the initial announcement, we are very excited about this acquisition of TEAK Midstream. This is the right entry point into the Eagle Ford with the right infrastructure and with tremendous future growth potential. After successfully executing organic growth across all of our legacy systems, we look forward to doing the same with our new Eagle Ford assets.”

Upon the closing of this transaction, the Partnership will own 100% of the following TEAK assets:

•	200 MMcfd of cryogenic processing capacity (“Silver Oak I”);
•	A second 200 MMcfd cryogenic processing facility to be in service in the first quarter of 2014 (“Silver Oak II”)
•	265 miles of primarily 20” to 24” gathering and residue lines with 750 MMcfd of throughput capacity; and
•	275 miles of low pressure gathering lines

Additionally, the Partnership has acquired a 50%-75% interest in various joint venture agreements that currently exist between TEAK and TexStar Midstream Services, L.P. The Partnership will be the operator of the joint venture assets following the transaction, which include:

•	235 miles of pipeline, including rich gas gathering, header, and residue pipelines;
•	3 miles of NGL pipeline; and
•	A Co-Gen facility, which will produce power for the Silver Oak complex as well as the ability to sell power to third-parties and back to the grid during peak season

The Silver Oak processing complex is expected to expand in early 2014 by installing a new 200 MMcfd facility, the Silver Oak II plant, and potentially expand further thereafter by adding an additional 200 MMcfd facility. Any expansions will be 100% owned and operated by Atlas Pipeline.

This acquisition was funded with proceeds from the Partnership’s recent issuance of 11,845,000 common limited partner units as well as a $400 million issuance of Class D convertible preferred units, with the remainder financed through the Partnership’s revolving credit facility. The Partnership intends to issue long term senior unsecured notes which will be utilized to reduce the level of borrowings under the revolving credit facility as part of the Teak Midstream transaction.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. APL owns and operates 14 active gas processing plants, 18 gas treating facilities, as well as approximately 10,600 miles of active intrastate gas gathering pipeline in its core focus areas, which include the Mississippi Lime play in Oklahoma and southern Kansas, the Woodford Shale in southeastern Oklahoma, the Permian Basin in western Texas, Eagle Ford Shale in south Texas, as well as gathering operations in the Barnett Shale in east Texas and Chattanooga Shale in Tennessee,. APL also has a 20% interest in West Texas LPG Pipeline Limited Partnership, which is operated by Chevron Corporation. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 9% limited partner interest. Additionally, Atlas Energy owns all of the general partner Class A units and incentive distribution rights and an approximate 43% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. For more information, please visit the Partnership’s website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Pipeline does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity process and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

Contact:	Matthew Skelly Vice President Investor Relations 1845 Walnut Street Philadelphia, PA 19103 (877) 950-7473 (215) 561-5692 (facsimile)

SOURCE Atlas Pipeline Partners, L.P.

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